EXHIBIT 99.2

UNCERTAINTIES RELATING TO THE PERFORMANCE OF THE RESEARCH LICENSE AND COMMERCIAL
   OPTION AGREEMENT MAY CAUSE THE BENEFITS UNDER THIS AGREEMENT TO BE LIMITED.

The Research License and Commercial Option Agreement between Sangamo BioSciences, Inc. ("Sangamo") and Dow AgroSciences LLC ("DAS") agreement provides for an initial phase in which DAS and Sangamo will work together to validate and optimize the application of Sangamo's zinc finger DNA-binding protein (ZFP) technology to plants, plant cells and plant cell cultures. Sangamo can not be certain that DAS and Sangamo will succeed with the development of the necessary technology for the application of the ZFP technology to plants, plant cells and plant cell cultures or with the development of commercially viable products in these fields of use. To the extent Sangamo and DAS do not succeed in developing the necessary technology and commercializing products or if DAS elects not to exercise its option for a commercial license regardless of development achievements, Sangamo's revenue under this agreement will be limited.

This agreement will terminate after 3 years if DAS fails to exercise its option for a commercial license. In addition, it may terminate after only two years if the joint committee determines that disappointing research results make it unlikely for DAS to exercise its commercial license option. The initial cash payment of $7.5 million, $4.0 million purchase of Sangamo's common stock and $4.0 million in research funding are the only payment obligations under this agreement not subject to achievement of milestones or actions at the sole discretion of DAS.